MASTER JOINT-VENTURE AGREEMENT

Between

INSTADOSE PHARMA CORP.

(Canada)

- And -

INVESTMENT AND IDEAS S.A.S.

(Colombia)

October 15, 2021

Instadose Pharma

TABLE OF CONTENTS

Schedules

THIS MASTER JOINT-VENTURE AGREEMENT is made as of October 15, 2021 by and between:

> **INSTADOSE PHARMA CORP.** ("**Instadose Pharma**" or "**Instadose**"), a company incorporated under laws of British Columbia, Canada with headquarters located at 5500 North Service Road, Suite 301, Burlington, Ontario L7L 6W6.
>
> \- And -
>
> **INVESTMENT AND IDEAS S.A.S.** (the "**Local Partner**"), a company incorporated under the laws of Colombia with headquarters located at CRA 7 No. 156-10, Oficina 1907, Edificio Punta Norte, Torre Krystal, Bogotá, Colombia.

I. INTRODUCTION

(A) Instadose Pharma is a Canadian company possessing the Knowledge and Expertise required to grow, cultivate, collect, transport, process, produce, sell, import, export, and distribute Medicinal Plants, Medicinal Plant Derivatives, and Cananbinoid Oil.

(B) Instadose Pharma is utilizing its Knowledge and Expertise to create a large scale commercial growing, extraction, and global distribution platform capable of providing the world's largest pharmaceutical and food & beverage companies with sustainable, consistent, diverse, and low cost supplies of high quality Medicinal Plant Derivatives and Cannabinoid Oil (the "**Global Platform**") for use in bulk as an active pharmaceutical ingredient (an "**API**).

(C) Instadose Pharma and the Local Partner have agreed to a plan of joint venture (the "**Joint Venture**") that would see the Local Partner provide Instadose Pharma with certain guaranteed quantities of Joint Venture Outputs to be supplied to one or more of Instadose Pharma's Global Platform partners (each, a "**Global Platform Partner**"). Once supplied to a Global Platform Partner, Joint Venture Outputs are then sold, or first processed into Cannabinoid Oil and sold, to Purchasers.

(D) Instadose Pharma and the Local Partner wish to enter into this Agreement for the purposes of setting forth their mutual understanding with respect to the Joint Venture.

NOW, THEREFORE, for due consideration, the receipt of which is hereby acknowledged, each of the Parties agree as follows:

ARTICLE 1: DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement and its Schedules, the following terms shall, unless inconsistent with the context in which they appear have the following meanings and expressions derived from those terms shall bear corresponding meanings:

(a) "**Agreement**" means this Master Joint-Venture Agreement between Instadose Pharma and the Local Partner including the Schedules hereto as amended, extended, replaced and varied from time to time.

(b) "**Annual Production Forecast**" means the annual conservative forecast (the form of which is attached to this Agreement as **Schedule "A"**) prepared in advance of each Joint Venture Year setting forth the expected quantities of Joint Venture Outputs measured in kilograms to be produced by the Joint Venture for that Joint Venture Year.

(c) "**Best Industry Practice**" means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from time to time from a skilled and experienced contractor or professional engaged in the same type of undertaking and under the same or similar circumstances and conditions as those envisaged by this Agreement; seeking in good faith to comply with its contractual obligations and all applicable Regulatory Provisions, and upholding the integrity of country of Colombia.

(d) "**Business Day**" means a normal business day, excluding weekends and statutory holidays.

(e) "**Cannabinoid Oil**" means crude oil, purified oil, and/or distilled oil extracted from Medicinal Plants (such as, but not limited to, CBD (exclusive of cannabis or hash oil) which may be used as an input in the manufacture of pharmaceutical products.

(f) "**CBD**" means cannabidiol.

(g) "**Certificate of Analysis**" means the document providing an overview of test results obtained from Medicinal Plant Derivatives, and also includes assessment of compliance with the specification determined. The document is issued by a third party quality control accredited laboratory confirming that Medicinal Plant Derivatives meet the required specifications for said Medicinal Plant Derivatives within an acceptable

range. **Schedule "B"** to this Agreement sets forth the testing requirements to be followed by the Parties when obtaining a Certificate of Analysis.

(h) "**Change in Control**" means any change whatsoever in Control, whether effected directly or indirectly.

(i) "**Confidential information**" means any information or know-how in whatever form relating to the business affairs, trade secrets, products, operating techniques, or marketing techniques, methods or processes, suppliers, customers or finances of either of the Parties.

(j) "**Constitution**" means the Constitution of Colombia.

(k) "**Control**" means in relation to any entity, the ability directly or indirectly to direct or cause the direction of the votes attaching to the majority of its issued shares or interests carrying voting rights, or to appoint or remove or cause the appointment or removal of any directors (or equivalent officials) or those of its directors (or equivalent officials) holding the majority of the voting rights on its board of directors (or equivalent body).

(l) "**Corrupt Act**" means offering, giving or agreeing to give to any Responsible Authority in Colombia or to any person employed by or on behalf of said Responsible Authority any gift or consideration of any kind as an inducement or reward: (i) for doing or not doing (or for having done or not having done) any act in relation to the obtaining or performance of any contract with said Responsible Authority; (ii) for showing or not showing favour or disfavour to any person in relation to any contract with the Responsible Authority; or (iii) committing any offence: (a) under any law from time to time dealing with bribery, corruption or extortion; (b) under any law creating offences in respect of fraudulent acts; or (c) at common law, in respect of fraudulent acts in relation to any contract with the Responsible Authority or any other public body; or (d) defrauding or attempting to defraud or conspiring to defraud any Responsible Authority or any other public body.

(m) "**Effective Date**" means the date of signature of this Agreement by the last signing Party.

(n) "**Emergency**" means a condition, situation, or occurrence whereby the security of the Joint Venture Facilities is in danger or where bodily injury or death or damage to employees, other personnel, or the Joint Venture Assets property located within the Joint Venture Facilities is likely to occur.

(o) "**Environment**" means the aggregate of surrounding objects, conditions, and influences that influence the life and habitats of humans or any other

organism or collection of organisms, and including all or any of the following media: air (including the air within any building or the air within any other man-made or natural structure above or below ground, water (including inland waters, groundwater and water in drains and sewers), and land.

(p) "**Environmental Laws**" means any Laws in respect of the Environment.

(q) "**Existing Legal Framework**" means the Constitution and the Laws of Colombia, in each case as in effect on the Effective Date.

(r) "**Expiry Date**" means the five (5) year anniversary of the Effective Date or, in the event of the commencement of an Extended Term, the five (5) year anniversary of the commencement of the Extended Term.

(s) "**Expropriation**" means the condemnation, nationalization, seizure, requisition or expropriation of all or part of the Joint Venture Facilities or the Joint Venture Licenses by any Responsible Authority of Colombia.

(t) "**Force Majeure**" shall mean any event beyond the reasonable control of either Party, the occurrence of which could not have been reasonably foreseen at the Effective Date, including, but not limited to, war whether declared or not, revolution, riot, insurrection, strikes (including strikes by employees or sub-contractors), civil commotion, invasion, armed conflict, hostile act of a foreign enemy, blockade, embargo, act of terrorism, sabotage, civil disturbance, radiation, biological or chemical contamination, ionizing radiation, explosion, fire, epidemic or pandemic, landslide, lightning, earthquake, volcanic eruption, other natural disaster or calamity of any kind and any other similar event.

(u) "**GACP Guidelines**" means the Guideline on Good Agricultural and Collection Practice (GACP) for Starting Materials of Herbal Origin (2006) adopted by the Committee on Herbal Medicinal Products (HMPC) of the European Medicines Agency. Copies of the GACP Guidelines are attached to this Agreement as **Schedule "C"**.

(v) "**GMP**" is a system for ensuring that products are consistently produced and controlled according to quality standards. It is designed to minimize the risks involved in any pharmaceutical production that cannot be eliminated through testing the final product. GMP covers all aspects of production from the starting materials, premises, and equipment to the training and personal hygiene of staff. Detailed written procedures are essential for each process that could affect the quality of the finished product. There must be systems to provide documented proof that correct procedures are consistently followed at each step in the manufacturing process - every time a product is made. EU-GMP certification is an enhancement to the GMP certification above as required for the European

Union countries. Copies of the GMP and EU-GMP Guidelines are attached to this Agreement as **Schedule "D"**.

(w) "**Instadose Pharma Parties**" means the officers, directors, staff, employees, contractors, Sub-contractors, agents, affiliates, joint venture partners, guests, visitors, invitees and patrons of the Instadose Pharma and those of its shareholders or, where the context requires, any one or more of them.

(x) "**Joint Venture**" means the Joint Venture referred to in the recitals, the full scope of which is set forth in Article 4.2 of this Agreement.

(y) "**Joint Venture Assets**" means collectively, the Joint Venture Equipment, Joint Venture Lands, and Joint Venture Facilities or any one of them.

(z) "**Joint Venture Equipment**" means that equipment set forth in **Schedule "E"** to this Agreement used on the Joint Venture Lands or at the Joint Venture Facilities for the purpose of growing, cultivating, collecting, transporting, processing, producing, packaging, and storing Joint Venture Outputs on the Joint Venture Lands.

(aa) "**Joint Venture Facilities**" means collectively, (i) one or more greenhouses, and (ii) the Medicinal Plant Derivative drying, processing, packaging, labelling, and storage facilities. Items (i) - (ii) are to be located on the Joint Venture Lands, the approximate locations of the Joint Venture Facilities are provided for in **Schedule "F"**.

(bb) "**Joint Venture Insurance Policies**" means any of the following insurance policies determined by Instadose Pharma and the Local Partner to be required and purchased by and for the benefit of the Joint Venture:

(i) property and casualty insurance;

(ii) public liability and third party insurance;

(iii) insurance covering Joint Venture Asset breakdown;

(iv) business interruption insurance;

(v) insurance against the risk of fire, lightning, explosion, storm, flood, earthquake, riots (including political risks), strikes, and malicious damage;

(vi) completion guarantee insurance;

(vii) performance bond insurance; and

(viii) buyer non-payment insurance.

(cc) "**Joint Venture Lands**" means the Joint Venture Lands utilized by the Joint Venture for the purpose of growing, cultivating, collecting, transporting, processing, packaging, and storing Joint Venture Outputs in Colombia, the approximate locations of which is provided for in **Schedule "G"**.

(dd) "**Joint Venture License**" means the licenses utilized by the Local Partner in Colombia to, among other things: (i) grow, cultivate, collect, transport, process, purchase, package, and store Joint Venture Outputs, (ii) export and sell Joint Venture Outputs from Colombia, and (iii) operate the Local Partner's business in Colombia for commercial purposes. Copies of the Joint Venture Licenses shall be inserted as **Schedule "H"** to this Agreement.

(ee) "**Joint Venture Outputs**" means Medicinal Plants and Medicinal Plant Derivatives.

(ff) "**Joint Venture Term**" means the period from the Effective Date to the Expiry Date or the Termination Date, whichever comes first.

(gg) "**Joint Venture Year**" means each twelve (12) consecutive months, commencing on the Effective Date and thereafter commencing on every twelve-month anniversary of the Effective Date.

(hh) "**Knowledge and Expertise**" means knowledge and expertise in, among other things, large scale agricultural farming including, but not limited to, Medicinal Plant seed supply, Medicinal Plant equipment and technology sourcing, Medicinal Plant growing and cultivation, Medicinal Plant Derivative processing, production facility construction and operation, Medicinal Plant-sourced oil extraction, international agricultural product distribution, sales, import/export logistics, and financial management and banking.

(ii) "**Laws**" means the common law, Legislation, and all judicial decisions and any notifications or other similar directives made pursuant thereto that have the force of law, issued by any executive, legislative, judicial or administrative entity in Colombia where the Joint Venture and Joint Venture Facilities are located.

(jj) "**Legislation**" means all applicable statutes, statutory instruments, by-laws, regulations, orders, rules, executive orders, treaties, directives, and codes of practice having the force of law in Colombia.

(kk) "**Local Partner Parties**" means the officers, directors, staff, employees, contractors, sub-contractors, agents, guests, visitors, invitees and

patrons of the Local Partner and those of its shareholders or, where the context requires, any one or more of them.

(ll) "**Local Partner Region**" means the Magdalena River Valley, a geographical restriction of which is set forth in **Schedule "I"** to this Agreement.

(mm) "**Loss**" or "**Losses**" means losses, damages, liabilities, claims, actions, proceedings, demands, costs, charges, or expenses of any nature.

(nn) "**Medicinal Plant Derivatives**" means predominantly dried cannabis (flowering tops/buds (ganja) or the resin (charas)) and cannabis biomass and other related pharmaceutical derivatives all of which are produced from Medicinal Plants.

(oo) "**Medicinal Plants**" means plants, including, but not limited to, cannabis, whose oils and other derivatives when extracted from them can serve as inputs to pharmaceutical production.

(pp) "**Minimum Joint Venture Output Quota**" means the purchase by Instadose Pharma and/or its global platform partners of not less than one thousand five hundred (1,500) kilograms of joint venture products from the local partner each three-month period during the term of the joint venture, which shall be subject to the update by the local partner every 60 days to create the purchase order that will be the document that will guarantee the transaction of both parties. In case the production is less than what is mentioned, the reason must be argued and once agreed between the parties there will be no reason to demand the minimum. In the event of agreeing on amounts greater than what is described, it will not imply a breach of the contract either, since although an amount is arranged, it may vary according to what the parties agree on in the purchase orders. The purchase order will ultimately define the quantities and frequencies with which it will work and must be accepted by both parties to be valid.

(qq) "**Party**" means any one of Instadose Pharma or the Local Partner as the case may be, "**Parties**" means each of Instadose Pharma and the Local Partner.

(rr) "**Person**" means any individual, partnership, corporation, company, business organization trust, governmental agency or other entity.

(ss) "**Political Event**" means (i) any change (whether by the introduction, modification or application of any Laws) in the Existing Legal Framework other than in accordance with this Agreement or with the prior written consent of the Instadose Pharma, which change uniquely and materially affects the cannabis and cannabinoid oil sector in Colombia, (ii) any

Expropriation, (iii) any revocation or other withdrawal of any Relevant Consent other than in accordance with the terms of this Agreement or in accordance with the Existing Legal Framework, (iv) any failure of any Responsible Authority to grant, maintain, renew, or accept, any Relevant Consent other than in accordance with the Existing Legal Framework or in a manner consistent with any Relevant Consent or agreement relating thereto, in each case which materially and adversely changes the legal, economic, or commercial position of Instadose Pharma or the Joint Venture from what it was on the Effective Date or from what it is or what it would have been but for such action or failure to act.

(tt) "**Purchasers**" means purchasers of Joint Venture Outputs.

(uu) "**Regulatory Provisions**" means the guidelines for companies operating within Colombia and the prevailing laws, regulations, ordinances, policy directives and standards of Colombia and any Responsible Authority which in any way affects or applies to the conducting of the Joint Venture and/or this Agreement from time to time.

(vv) "**Relevant Consents**" means all consents, permits, clearances, authorizations, approvals, rulings, exemptions, registrations, filings, decisions, licenses, certificates required to be issued by or made with any Responsible Authority in connection with either Party's performance obligations under this Agreement.

(ww) "**Responsible Authority**" means legislature, any agency, local institution, department, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) having jurisdiction over any or all of the Parties or the subject matter of this Agreement.

(xx) "**Schedules**" means the schedules to this Agreement, as amended, replaced and varied from time to time.

(yy) "**SOPs**" means standard operating procedures for the processing, production, packaging, and shipping of Joint Venture Outputs and operation and maintenance of the Joint Venture Facilities, copies of which are attached as **Schedule "J"** to this Agreement.

(zz) "**Specification**" means the agreed upon guidelines set forth in a Supply Agreement of the physical and chemical composition of the Joint Venture Outputs to be supplied under a Supply Agreement.

(aaa) "**Sub-contractors**" means any sub-contractor of Instadose Pharma or the Local Partner who has contracted directly with Instadose Pharma or the Local Partner in respect of the Joint Venture.

(bbb) "**Supply Agreement**" means a supply agreement for Joint Venture Outputs to be entered into between the Local Partner and a Global

Platform Partner, a model template of which is attached as **Schedule "K"** to this Agreement.

(ccc) **"Tax"** means any national, local and/or other net income, gross income, gross receipts, sales, transfer franchise, profits, license, lease, service, service use, value added, withholding, payroll, employment, social benefit contribution, pension and health contribution, excise, severance, stamp, documentary, occupation, premium, property or windfall profits tax, or any other taxes, levies, fees (including documentation, license, and registry fees), assessments, or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts with respect thereto, as imposed, collected or established by any Responsible Authority of Colombia.

(ddd) **"Termination Date"** means any date of early termination of this Agreement, in accordance with its terms.

1.2 **Interpretations**

This Agreement shall be interpreted according to the following provisions, unless the context requires otherwise:

(a) references to the provisions of any law shall include such provisions as amended, re-enacted or consolidated from time to time in so far as such amendment, re-enactment or consolidation applies or is capable of applying to any transaction entered into under this Agreement;

(b) references to **"Parties"** shall include the Parties' respective successors-in-title and, if permitted in this Agreement, their respective cessionaries and assignees;

(c) references to a **"person"** shall include an individual, firm, company, corporation, juristic person, Responsible Authority, and any trust, organisation, association or partnership, whether or not having separate legal personality;

(d) references to any **"Responsible Authority"** or any public or professional organisation shall include a reference to any of its successors or any organisation or entity, which takes over its functions or responsibilities;

(e) the headings of Articles, sub-Articles and Schedule are included for convenience only and shall not affect the interpretation of this Agreement;

(f) the Schedules to this Agreement are an integral part of this Agreement and references to this Agreement shall include the Schedules;

(g) the Parties acknowledge that each of them has had the opportunity to take legal advice concerning this Agreement, and agree that no provision or word used in this Agreement shall be interpreted to the disadvantage of either Party because that Party was responsible for or participated in the preparation or drafting of this Agreement or any part of it;

(h) words importing the singular number shall include the plural and vice versa, and words importing either gender shall include both genders;

(i) references to this "**Agreement**" shall include this Agreement and its Schedules as amended, varied, novated or substituted in writing from time to time;

(j) references to any other contract or document shall include (subject to all approvals required to be given pursuant to this Agreement for any amendment or variation to or novation or substitution of such contract or document) a reference to that contract or document as amended, varied, novated or substituted from time to time;

(k) general words preceded or followed by words such as "**other**" or "**including**" or "**particularly**" shall not be given a restrictive meaning because they are preceded or followed by particular examples intended to fall within the meaning of the general words; and

(l) when a number of days is prescribed in this Agreement, such number shall be calculated including the first and excluding the last day, unless the last day falls on a day that is not a Business Day, in which case, the last day shall be the first succeeding day which is a Business Day.

ARTICLE 2: STATUS OF THIS AGREEMENT

2.1 Binding Agreement

Each Party hereto hereby represents and warrants that on and after the Effective Date this Agreement is legally valid and binding upon it.

2.2 Binding Obligations

This Agreement imposes binding obligations upon the Parties and sets out the terms on which the Parties may operate, manage, and maintain the Joint Venture.

ARTICLE 3: JOINT VENTURE TERM

3.1 **Initial Term**

This Joint Venture Term shall be for a period of five (5) years commencing the Effective Date (the "**Initial Term**").

3.2 **Extended Term**

If no event which, with prior notice and/or lapse of time, shall permit either Party to terminate this Agreement shall have occurred and be continuing following completion of the Initial Term, the Joint Venture Term may be extended for up to four (4) additional Initial Terms upon the same terms and conditions herein or as otherwise may be agreed between the Parties (the "**Extended Term**").

ARTICLE 4: THE JOINT VENTURE

4.1 **Approval**

The Parties hereby confirm, authorize, and approve, the Joint Venture.

4.2 **Scope**

The Parties agree to work together in Colombia under the Joint Venture to do the following:

(a) grow, cultivate, collect, transport, process, package, and store Joint Venture Outputs;

(b) export Joint Venture Outputs to one or more Global Platform Partners; and

(c) sell Joint Venture Outputs to Purchasers.

4.3 **Annual Production Forecasts**

On behalf of the Joint Venture, the Local Partner shall provide Instadose Pharma with an Annual Production Forecast for all Joint Venture Outputs at least sixty (60) days in advance of each upcoming Joint Venture Year throughout the Joint Venture Term. When necessary, the Local Partner shall update its Annual Production Forecast and provide a copy of the same to Instadose Pharma.

4.4 **Supply Agreements with Global Platform Partners**

On the basis of the Annual Production Forecasts, Instadose Pharma shall co-ordinate the execution of Supply Agreements between the Local Partner and one or more Global Platform Partners setting forth the quantity and specification of those Joint Venture

Outputs to be exported to each Global Platform Partner on a "per-export" basis throughout each Joint Venture Year.

4.5 Sale of Joint Venture Outputs by Global Platform Partners

Utilizing the Instadose Pharma Expertise, Global Platform Partners shall be responsible for receiving all Joint Venture Outputs supplied to them by the Local Partner. Upon receipt by the Global Platform Partner, Joint Venture Outputs shall be sold, or first processed into Cannabinoid Oil and sold, to Purchasers.

4.6 Exclusivity

It is agreed by the Parties that during the Joint Venture Term:

(a) Instadose Pharma shall have the exclusive right to provide the Joint Venture with the Knowledge and Expertise;

(b) Instadose Pharma shall have the exclusive right to control the supply and ultimate sale of all Joint Venture Outputs produced under the Joint Venture by the Local Partner;

(c) Conditional on Instadose Pharma and/or its Global Platform Partners maintaining the Joint Venture Minimum Production Quota, the Local Partner shall be prohibited from entering into any other Joint Venture agreement in Colombia similar in nature and scope to the Joint Venture;

(d) Conditional on the continued ability of the local partner to supply the minimum joint venture production quota to Instadose Pharma and/or its global platform partners, Instadose Pharma shall be prohibited from entering into any other joint venture agreements within the region. of the local partner similar in nature and scope to the Joint Venture.

(e) No Party shall sell, assign, or otherwise transfer (whether for consideration or not) any other Party's rights under this Agreement to any other Person, except in accordance with the provisions of this Agreement; and

(f) nothing in this Agreement shall prevent Instadose Pharma from establishing other joint ventures like the Joint Venture outside of Colombia for the purpose of producing or selling Joint Venture Outputs or Cannabinoid Oil.

4.7 Joint Venture Output Production Restrictions

The production of Joint Venture Outputs under the Joint Venture shall strictly adhere to the parameters set by the Responsible Authorities in Colombia.

ARTICLE 5: JOINT VENTURE ASSETS

5.1 Joint Venture Equipment

A list and full description of the Joint Venture Equipment shall be added to and set forth in **Schedule "E"**.

5.2 Joint Venture Facilities

A list and full description of the Joint Venture Facilities shall be added to and set forth in **Schedule "F"**.

5.3 Joint Venture Lands

A description and approximate location of the Joint Venture Lands is set forth in **Schedule "G"**.

5.4 Access

With effect from the Effective Date, the Parties shall use all reasonable endeavours to ensure for the duration of the Joint Venture Term that the Instadose Pharma Parties shall have such continuous and undisturned access to the Joint Venture Lands and Joint Venture Facilities as is required by them carry out their duties and obligations to the Joint Venture therein, but subject always to the provisions of this Agreement.

5.5 Signage

The Joint Venture Lands and Joint Venture Facilities shall bear Instadose Pharma signage for the purpose of identifying the Joint Venture Lands and Joint Venture Facilities as being affiliated with Instadose Pharma and the Joint Venture. The Parties agree to install all Joint Venture Facility signage as soon as possible following the Effective Date.

ARTICLE 6: SUPPLY OF JOINT VENTURE OUTPUTS

6.1 Supply of Joint Venture Outputs

The Local Partner agrees to produce and make available to Instadose Pharma and/or its Global Platform Partners no less than Minimum Joint Venture Output Quota (in the aggregate) per Joint Venture Year throughout the Joint Venture Term.

6.2 Purchase Price for Joint Venture Outputs

The Local Party agrees to supply the Joint Venture Outputs to Instadose Pharma at a price per kilogram (the "**Purchase Price**") to be determined between the Parties on a per-Supply Agreement basis.

6.3 **Payment of the Purchase Price**

The Parties agree to the following procedure for determining and completing payment of the Purchase Price to the Local Partner:

(i) The Local Partner shall provide Instadose Pharma with Certificates of Analysis for Joint Venture Outputs being grown on the Joint Venture Lands;

(ii) Instadose Pharma shall facilitate the entering into of a Supply Agreement between the Local Partner and one or more Global Platform Partners containing:

(1) the specifications for Joint Venture Outputs to be supplied to the Global Platform Partner;

(2) the quantity of Joint Venture Outputs to be supplied to the Global Platform Partner; and

(3) the price per kilogram of Joint Venture Outputs to be supplied to the Global Platform Partner.

(iii) The Local Partner shall provide its invoice for the Joint Venture Outputs to Instadose Pharma albeit addressed to the Global Platform Partner (the "**Local Partner Invoice**"). Payment of the Local Partner Invoice shall be made by the Global Platform Partner as per the terms of the Supply Agreement and/or the Local Partner Invoice.

6.4 **Delivery of Joint Venture Outputs**

The Parties agree to the following procedure for delivering Joint Venture Outputs to Global Platform Partners:

(i) Instadose Pharma shall assist the Global Platform Partner to obtain an import permit (the "**Import Permit**") for the Joint Venture Outputs that are the subject of the Supply Agreement;

(ii) Instadose Pharma shall deliver the Import Permit to the Local Partner. The Local Partner shall utilize the Import Permit for the purposes of obtaining a local permit to export the Joint Venture Outputs; and

(iii) Working with the Global Platform Partner and the Local Partner, Instadose Pharma shall co-ordinate the transport of the applicable Joint Venture Outputs from the Local Partner to the Global Platform Partner.

ARTICLE 7: UNDERTAKINGS AND RESPONSIBILITIES OF INSTADOSE PHARMA

Instadose Pharma undertakes to perform in accordance with Best Industry Practice and be responsible throughout the Joint Venture Term for the following matters for the benefit of the Joint Venture:

7.1 Corporate Standing

Instadose Pharma shall be responsible for ensuring the continued corporate good standing of Instadose Pharma.

7.2 Contribution of Knowledge and Expertise

Instadose Pharma undertakes to contribute its Knowledge and Expertise towards the Joint Venture at all times.

7.3 Medicinal Plant Specifications

Instadose Pharma shall be responsible for providing the Local Partner with any Specifications that it may require for Medicinal Plants to be grown by it in Colombia utilizing the Joint Venture Assets.

7.4 Solicitation of Supply Agreements

Instadose Pharma shall be responsible for each of the following:

(a) Soliciting Supply Agreements for Joint Venture Outputs from Global Platform Partners;

(b) Soliciting Supply Agreements from Purchasers on behalf of Global Platform Partners for Joint Venture Outputs and Cannabinoid Oil; and

(c) with respect to all Supply Agreements with Global Platform Partners, providing the Local Partner with copies of the Supply Agreements containing the Specifications and timing of delivery for all Joint Venture Outputs.

7.5 Importation of Joint Venture Outputs

Instadose Pharma shall be responsible for assisting Global Platform Partners with obtaining the licenses, authorizations, and/or permits necessary to import Joint Venture Outputs from Colombia into the country or countries in which they are located.

7.6 Exportation of Joint Venture Outputs

Instadose Pharma shall be responsible for funding the costs as well as overseeing the general logistics required to export Joint Venture Outputs from Colombia to applicable Global Platform Partners.

7.7 Payment of the Purchase Price

Instadose Pharma undertakes to guarantee prompt payment of the Purchase Price to the Local Partner for all Joint Venture Outputs supplied to Global Platform Partners.

7.8 Instadose Pharma Parties

Instadose Pharma undertakes to take all reasonable steps to ensure that all Instadose Pharma Parties visiting any of the Joint Venture Facilities, adhere to, abide by and comply with:

(a) all Regulatory Provisions in respect of the Joint Venture Facilities; and

(b) the terms of this Agreement.

7.9 Co-operation

When requested by the Local Partner, meet with the Local Partner to discuss in good faith any aspect of the Joint Venture.

7.10 Miscellaneous

In addition to those undertakings and responsibilities set forth above, Instadose Pharma further agrees that it shall assume such other responsibilities as the Parties may agree to in writing from time to time.

ARTICLE 8: UNDERTAKINGS AND RESPONSIBILITIES OF THE LOCAL PARTNER

The Local Partner undertakes to perform in accordance with Best Industry Practice and be responsible throughout the Joint Venture Term for the following matters for the benefit of the Joint Venture:

8.1 The Joint Venture Licenses

With respect to the Joint Venture Licenses, the Local Partner shall be obliged to work with the Responsible Authorities to:

(a) obtain and keep current the Joint Venture Licenses in accordance with the Regulatory Provisions;

(b) comply with all conditions of the Joint Venture Licenses granted by any Responsible Authority; and

(c) take all other necessary action required under the relevant Regulatory Provisions governing the Joint Venture Licenses and all related facets of the conduct of the Joint Venture.

8.2 **Joint Venture Lands**

The Local Partner shall be responsible for the following throughout the Joint Venture Term for the purpose of carrying out the Joint Venture:

(a) obtaining ownership or a leasehold interest in and over all of the Joint Venture Lands; and

(b) maintaining the continued quiet enjoyment of the Joint Venture Lands for the benefit of the Joint Venture.

8.3 **Annual Production Forecast**

The Local Partner shall be responsible for providing Instadose Pharma with the Annual Production Forecast. The Local Partner shall be responsible for amending the Annual Production Forecast on a monthly basis (each, an "**Amended Forecast**") throughout each Joint Venture Year.

8.4 **Supply of Medicinal Plant Derivatives**

The Local Partner agrees that it shall use its commercially reasonable best efforts to ensure that it makes available to Instadose Pharma and/or its Global Platform Partners those quantities of Joint Venture Outputs set forth in the Annual Production Forecast or applicable Amended Forecast provided to Instadose Pharma in advance of or during each Joint Venture Year.

8.5 **Standard Operating Procedures**

The Local Partner shall be responsible for:

(a) Adhering to agreed upon SOPs as determined between the Parties for operating the Joint Venture and producing Joint Venture Outputs; and

(b) Ensuring that it conducts all of its operations under the Joint Venture in accordance with the SOPs.

8.6 **GACP Guidelines**

As soon as may be practicable:

(a) the Local Partner shall be responsible for working with Instadose Pharma to ensure that all Joint Venture Outputs are grown, cultivated, collected, processed, and packaged according to the GACP Guidelines; and

(b) the Local Partner shall be responsible for obtaining GACP certification with respect to all of its operational practices at the Joint Venture Facilities.

8.7 **Joint Venture Output Standards**

The Local Partner undertakes with respect to the production of Joint Venture Outputs as follows:

(a) all Medicinal Plant Derivatives shall be produced, packaged, stored, and delivered in accordance with Best Industry Practice or any Regulatory Provisions with regard to standard or quality of Medicinal Plants and Medicinal Plant Derivatives including, but not limited to applicable GACP Guidelines; and

(b) all Medicinal Plant Derivatives shall be kept fresh, uncontaminated and hygienically and properly stored at the Joint Venture Facilities.

8.8 **EU-GMP Certification**

With the assistance of Instadose Pharma, the Local Partner shall be responsible for applying for and obtaining local GMP and EU-GMP certification for the Joint Venture Facilities and Joint Venture Equipment.

8.9 **Exportation of Joint Venture Outputs**

The Local Partner shall be responsible for working with Instadose Pharma to secure the Joint Venture Licenses necessary to enable the export of all Joint Venture Outputs from Colombia to Global Platform Partners under the Joint Venture.

8.10 **Operation of the Joint Venture Facilities**

The Local Partner shall be obliged to carry on the operation, management, and maintenance of the Joint Venture Facilities:

(a) to process and/or produce the Joint Venture Outputs;

(b) in compliance with all applicable Regulatory Provisions and Relevant Consents;

(c) in a clean manner and in a state of good order;

(d) in conformity with those Good Industry Practices relating to the operation of the Joint Venture Facilities;

(e) free from all environmental or health hazards;

(f) in compliance with all applicable health and safety standards protecting all employees, staff, invitees, and patrons; and

(g) as otherwise required by this Agreement.

8.11 **Maintenance of Joint Venture Equipment**

The Local Partner undertakes with respect to the Joint Venture Equipment to:

(a) at all times ensure that it maintains the Joint Venture Equipment used at any of the Joint Venture Facilities in a clean, orderly and sanitary condition;

(b) that it procures, provides and maintains the Joint Venture Equipment in good working order and repair the Joint Venture Equipment as is necessary to carry out the Joint Venture; and

(c) ensure that all Joint Venture Equipment are of a quantity and quality necessary for the provision by the Parties of the Joint Venture, including, without limitation, all applicable laws, rules, regulations, and decrees and the terms thereof.

8.12 **Employees and Training**

The Local Partner undertakes to be responsible to ensure that it:

(a) employs or otherwise engages employees or other personnel at the Joint Venture Facilities in such number deemed necessary by the Local Partner to sufficiently carry out the Joint Venture;

(b) provides regular ongoing training for all employees or other personnel engaged by the Local Partner at the Joint Venture Facilities; and

(c) ensures that all personnel and staff employed by the Local Partner at the Joint Venture Facilities shall at all times be clean, cleanly and tidily clothed so as to maintain uniformly high standards of presentation and delivery.

8.13 **Local Partner Parties**

The Local Partner undertakes to take all reasonable steps to ensure that all Local Partner Parties working at or visiting any of the Joint Venture Facilities, adhere to, abide by and comply with:

(a) all Regulatory Provisions in respect of any of the Joint Venture Facilities; and

(b) the terms of this Agreement.

8.14 **Insurance Policies**

The Parties may agree in writing to insure certain Insurance Policies of the Joint Venture for the benefit of the Joint Venture (as well as the terms and payment liability thereof). The local partner agrees to maintain the required joint venture insurance policies in continuing good standing on behalf of the joint venture.

8.15 **Environment Laws**

With respect to applicable Environmental Laws, the Local Partner agrees to:

(a) conduct, manage and carry out the Joint Venture at all times in an Environmentally responsible way by adopting appropriate operating methods and practices for conducting such a Joint Venture and adhere to all Regulatory Provisions and Environmental Laws in connection therewith;

(b) promptly bring to the attention of Instadose Pharma any matter which may, in its view, have a detrimental impact on the Environment within the Joint Venture Facilities;

(c) take all reasonable steps in the conducting of the Joint Venture to prevent and limit the occurrence of any Environmental or health hazards and to ensure the health and safety of the Local Partner Parties and the general public; and

(d) comply with its statutory duties in terms of the Environmental Laws to take reasonable measures to prevent pollution or degradation from occurring, continuing or recurring.

8.16 **Labour Laws**

The Local Partner undertakes to abide by the laws in force, as amended from time to time, relating to employees or Sub-contractors engaged in the business of operating at the Joint Venture Facilities and use its best endeavours to take all reasonable steps to ensure similar compliance by the Local Partner, its contractors at all levels, assignees and agents, and furthermore agree to adhere to and ensure, as far as practicably possible, adherence to fair labour practices.

8.17 **General Reporting Requirements**

The Local Partner shall be responsible for providing Instadose Pharma with the following general reports:

(a) by the fifteenth (15th) Business Day after the end of each calendar month during the Joint Venture Term:

(1) an-up-to-date Annual Production Forecast should actual production of Joint Venture Outputs deviate from that set forth in the original Annual Production Forecast; and

(2) an up-to-date inventory list of all Joint Venture Outputs stored at the Joint Venture Facilities (specifying packaging label details, including weight);

(b) as soon as practicable after such should occur (including a Political Event), a report containing any and all material events or developments that may arise in the course of the Joint Venture; and

(c) immediate written notice of any disruption or suspension of operations at any of the Joint Venture Facilities. The Local Partner shall, within twenty-four (24) hours of any disruption or suspension of operations at any of the Joint Venture Facilities, provide Instadose Pharma with a report detailing the circumstances of such disruption, suspension, or closure.

8.18 **Unauthorized Payments**

The Local Partner agrees that it shall refrain from, and ensure that Local Partner Parties refrain from, offering or giving or agreeing to give any person in any Responsible Authority's employment, any gift or consideration of any kind as an inducement or reward for doing or forbearing to do or for having done or forborne to do any act in relation to the execution of this or any other contract or agreement or for showing or forbearing to show favour or disfavour to any person in relation to this or any other contract or agreement for said Responsible Authority.

8.19 **Payment of Taxes, Duties, and Fees**

The Local Partner shall be responsible for ensuring that it keeps current the payment of all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, in Colombia together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Responsible Authority.

8.20 **No Interruption**

a) Subject to the provisions of this Agreement, the Local Partner agrees not to take any action and to use its best efforts to ensure that no Responsible Authority takes

any action that has a material adverse effect on the Joint Venture unless required in the event of an Emergency, or to mitigate damages resulting from Instadose Pharma's breach of its obligations under this Agreement, in which case the interruption will be deemed authorized; provided, however, that the Local Partner undertakes to ensure that any interruption by the Local Partner authorized in accordance with this Article 8.20 will be limited to the period of time and scope of work necessary to deal with the emergency or to mitigate such damage.

b) If any unauthorized interruption by the local partner or any responsible authority or if any authorized interruption in the event of an emergency (to the extent that such emergency is not caused by the fault or negligence of Instadose Pharma or any subcontractor) causes the closure or suspension of the Joint Venture, then the Parties shall be entitled to an extension of the Period of the Joint Venture equal in duration to the period of time that the Joint Venture was suspended or closed.

8.21 **Co-operation**

The Local Partner shall at Instadose Pharma's request:

(a) provide reasonable assistance to Instadose Pharma to carry out the Joint Venture;

(b) provide reasonable co-operation in seeking the assistance of the appropriate Relevant Authorities in carrying out the operation of the Joint Venture;

(c) provide reasonable assistance to Instadose Pharma in obtaining any Relevant Consents required to be obtained by Instadose Pharma; and

(d) if any claim is asserted against Instadose Pharma, or Instadose Pharma is made a party in any action or proceeding, in connection with the Joint Venture, provide reasonable assistance as requested by Instadose Pharma; provided that Instadose Pharma shall provide the Local Partner with written notice of the assistance requested promptly upon receipt of any applicable complaint, summons or court order and all relevant facts and information.

8.22 **Miscellaneous**

In addition to those undertakings and responsibilities set forth above, the Local Partner further agrees that it shall assume such other responsibilities as the Parties may agree to in writing from time to time.

ARTICLE 9: JOINT VENTURE MEETINGS AND SIGNIFICANT DECISIONS

9.1 Frequency of Joint Venture Meetings

Formal Joint Venture meetings (each, a "**Joint Venture Meeting**") shall be held on a quarterly basis throughout the Joint Venture Term for the purposes of evaluating the then present state of the Joint Venture. Representatives of all Parties shall be required to attend at all Joint Venture Meetings.

9.2 Notice Period

Any Party shall be permitted to request a Joint Venture Meeting upon providing the other Party with no less than fifteen (15) Business Days written notice of said request. All matters to be discussed at any Joint Venture Meeting shall be circulated no less than five (5) Business Days in advance of the Joint Venture Meeting.

9.3 Meeting Format

Joint Venture Meetings may be held in person or by video conference call.

9.4 Meeting Matters Requiring Unanimous Approval

The following actions or decisions shall require the prior written approval of representatives of all of the Parties at a Joint Venture Meeting:

(a) any material changes to the scope of the Joint Venture set forth in Article 4.2; and

(b) any material changes to the obligations of the Parties set forth in Article 7 and Article 8 of this Agreement.

9.5 Other Matters Requiring Party Approval

The following actions or decisions not requiring the unanimous approval of the Parties as set forth in Article 9.4 above shall require the prior written approval of representatives of the following Parties at a Joint Venture Meeting:

(a) any decisions or changes made to the Joint Venture likely to or having a political consequence in Colombia shall require the approval and consent of the Local Partner; and

(b) any decisions or changes made to the Joint Venture with respect to the sale of the Joint Venture Outputs shall require the approval and consent of Instadose Pharma.

ARTICLE 10: REPRESENTATIONS AND WARRANTIES

10.1 Instadose Pharma

Instadose Pharma hereby represent and warrant, as of the Effective Date, that:

(i) it is duly organized and operating in good standing in accordance with all Laws;

(ii) this Agreement has been duly executed by it, is legally valid and binding upon it, and does not require any further approval or consent or registration in any form in order to give full force and effect thereto;

(iii) it is not aware, after making due inquiries, of any proceedings, actions, or claims, pending or threatened, against or otherwise involving Instadose Pharma that would prejudice, in any way, its ability to fulfill its obligations under this Agreement or any other agreements or arrangements to be entered into in connection with the Joint Venture;

(iv) it has not committed any Corrupt Act;

(v) except as may otherwise be set forth in this Agreement, there are no material agreements, contracts, leases or other written arrangements relating to or arising from the operation, maintenance or management of the Joint Venture to which Instadose Pharma may be a party;

(vi) there are no tariffs, fees, levies, Tax or other charges collected or authorized to be collected in respect of the Joint Venture existing on the Effective Date by or on behalf of Instadose Pharma; and

(vii) The Local Partner is the only Person possessing the legal right to carry out the Joint Venture with Instadose Pharma in Colombia.

10.2 The Local Partner

The Local Partner hereby represents and warrants, as of the Effective Date, that:

(i) this Agreement has been duly executed by it, is legally valid and binding upon it, and does not require any further approval or consent or registration in any form in order to give full force and effect thereto;

(ii) it is not aware, after making due inquiries, of any proceedings, actions, or claims, pending or threatened, against or otherwise involving the Local Partner that would prejudice, in any way, its ability to fulfill its obligations under this Agreement or any other agreements or arrangements to be entered into in connection with the Joint Venture;

(iii) it has not committed any Corrupt Act;

(iv) it has or will have the legal right and capacity to provide the Parties with access to and use of the Joint Venture Lands;

(v) except as may otherwise be set forth in this Agreement, there are no material agreements, contracts, leases or other written arrangements relating to or arising from the operation, maintenance or management of the Joint Venture to which the Local Partner may be a party;

(vi) there are no tariffs, fees, levies, Tax or other charges collected or authorized to be collected in respect of the Joint Venture existing on the Effective Date by or on behalf of the Local Partner;

(vii) Instadose Pharma is the only Person possessing the legal right to carry out the Joint Venture with the Local Partner in Colombia.

ARTICLE 11: INSURANCE POLICIES

11.1 Joint Venture Insurance

(a) If and when required, the Parties shall work together to obtain the necessary Joint Venture Insurance Policies on behalf of the Joint Venture.

(b) All policies covering insurable property shall be for not less than the full replacement value of such property.

(c) All premiums, subsequent renewal premiums, all additional premiums and all stamp dues in respect of the relevant insurance policies, shall be incurred by the Party purchasing the insurance (or unless otherwise agreed to in writing).

(d) The Parties shall ensure their respective compliance with all the terms and conditions embodied in the insurance policies and undertake not to commit any act or permit any act to be committed or omit to do anything which in any way affects or vitiates such insurance policies.

(e) The Parties undertake to provide one another with certified copies of the certificates of insurance and certified copies of the insurance policies within sixty (60) Business Days of inception by the Party purchasing the insurance. Such certificates and policies shall reflect all insurance coverage stipulated by the Parties.

ARTICLE 12: INDEMNITIES AND LIABILITY

12.1 **Breach**

(a) Instadose Pharma

The Instadose Pharma shall indemnify the Local Partner and each Local Partner Party against and hold the Local Partner and each Local Partner Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by the Local Partner and each Local Partner Party by reason of any breach by the Instadose Pharma of any of its representations, warranties, covenants or undertakings in this Agreement, except to the extent such Loss is primarily caused by, or is primarily attributable to, the gross negligence of, or willful misconduct by, the Local Partner or any Local Partner Party, or any Emergency, Political Event or event of Force Majeure.

(b) The Local Partner

The Local Partner shall indemnify Instadose Pharma and each Instadose Pharma Party against and hold Instadose Pharma and each Instadose Pharma Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by Instadose Pharma and each Instadose Pharma Party by reason of any breach by the Local Partner of any of its representations, warranties, covenants or undertakings in this Agreement, except to the extent such Loss is caused by, or is primarily attributable to, the gross negligence of, or willful misconduct by, Instadose Pharma or any Instadose Pharma Party, or any Emergency or Force Majeure.

12.2 **Procedures**

(a) Indemnification Notice

If the Party entitled to indemnification under this Article 12 (the "**Indemnified Parties**") receives notice of any claim or the commencement of any suit, action, claim, proceeding or investigation brought by any Person other than the party or parties obligated to indemnify the Indemnified Parties in such instance (the "**Indemnifying Parties**") and believes in good faith that the Indemnifying Parties may be obligated to provide indemnification pursuant to this Agreement, the Indemnified Parties shall promptly give the Indemnifying Parties written notice (an "**Indemnification Notice**") thereof which sets forth in reasonable detail such information with respect to such suit, action, plan, claim, proceeding, or investigation as the Indemnified Parties shall then have, but the failure to give an Indemnification Notice to the Indemnifying Parties shall not relieve the Indemnifying Parties of any

liability that it may have to the Indemnified Parties except to the extent that the Indemnifying Parties shall have been materially prejudiced in its ability to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought.

(b) Defense of Action

Upon receipt of an Indemnification Notice, the Indemnified Parties and the Indemnifying Parties may agree that the Indemnifying Parties shall assume the defense of such suit, action, claim, proceeding, or investigation upon such terms as they shall agree.

(c) Settlement

If the Indemnified Parties and the Indemnifying Parties agree that the Indemnifying Parties shall assume the defense of any suit, action, claim, proceeding, or investigation for which it is called upon to indemnify the Indemnified Parties pursuant to this Article 12, the Indemnifying Parties shall not settle or compromise such suit, action, claim, proceeding, or investigation without the prior written consent of the Indemnified Parties unless there is no finding or admission of any violation of Law by the Indemnified Parties and the sole relief provided is monetary damages covered in full by this Indemnity.

(d) Co-operation

If the Indemnified Parties and the Indemnifying Parties agree that the Indemnifying Parties shall assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify the Indemnified Parties pursuant to this Article 12, the Indemnifying Parties shall keep the Indemnified Parties reasonable informed of the events of any applicable suit, action, claim, proceeding or investigation. If requested by the Indemnifying Parties, the Indemnified Parties shall co-operate to the extent reasonably requested in the defense of prosecution of any suit, action, claim, proceeding or investigation for which such Indemnifying Parties is called upon to indemnify the Indemnified Parties pursuant to this Article 12.

(e) Insurance

The amount of any Loss indemnifiable pursuant to this Article 12 shall be reduced by (a) the value of any benefit (other than any insurance benefit or proceeds) realized, directly or indirectly, in any jurisdiction by the Indemnified Parties as a result of such Loss; and (b) the amount of any insurance proceeds received by the Indemnified Parties in respect of such Loss. If such proceeds are received by the Indemnified Parties following an indemnification payment in respect of the relevant Loss, the Indemnified

Parties shall pay to the Indemnifying Parties an amount equal to the lesser of (i) the amount of such proceeds, and (ii) the amount of the indemnification payment made by the Indemnifying Parties.

(f) Limitation

No Indemnified Parties shall be entitled to be indemnified more than once under this Agreement for the same Loss.

(g) Survival

This Article 12 shall survive the termination of this Agreement and notwithstanding any such termination, amounts owed under this Article 12 by one Party to any other Party shall be paid in accordance with this Agreement.

ARTICLE 13: FORCE MAJEURE

13.1 Notice of Force Majeure

If either of Instadose Pharma or the Local Partner is affected by an event of Force Majeure, the affected Party shall give written notice as soon as reasonably practicable after becoming aware thereof to other Party, Instadose Pharma and the Local Partner shall likewise immediately notify the other Party in writing and, in any event, within ten (10) Business Days, when the event of Force Majeure has ceased.

13.2 Extension of Time

If the event of Force Majeure, directly or indirectly, (a) causes unavoidable physical damage or destruction to the any of the Joint Venture Assets, or (b) interrupts the regular operation of any of the Joint Venture Facilities, then Instadose Pharma or the Local Partner shall be entitled to an extension of the Joint Venture Term set forth in this Agreement equal in length to the period of time operations were interrupted or any of the Joint Venture Facilities were closed.

13.3 Excuse of Performance

If an event of Force Majeure shall prevent the total or partial performance of any of the obligations of either Instadose Pharma or the Local Partner under this Agreement, then Instadose Pharma or the Local Partner shall be excused from whatever performance is prevented thereby to the extent so affected and the other Party shall not be entitled to terminate this Agreement except as otherwise provided herein. Notwithstanding the event of Force Majeure, Instadose Pharma and the Local Partner shall use commercially reasonable efforts to continue to perform their obligations under this Agreement and to minimize any adverse effects of such event of Force Majeure.

13.4 No Damage Claim

Neither Instadose Pharma nor the Local Partner shall claim damages, penalties, interest or any other compensation from the other Party due to the occurrence of an event of Force Majeure, except as otherwise specifically provided for in this Agreement.

13.5 No Excuse of Performance

The foregoing provisions of Article 13 shall not, however, excuse or release (a) Instadose Pharma or the Local Partner from obligations due or performable, or compliance required, under this Agreement prior to the above-mentioned failures or delays in performance due to the occurrence of Force Majeure or obligations not affected by the event of Force Majeure or (b) any Party from any payment obligation that has become due and payable in accordance with this Agreement.

13.6 Continuation of Performance

Unless this Agreement shall have been terminated, a Party excused from performance by the occurrence of Force Majeure shall continue its performance under this Agreement when the effects of Force Majeure are removed.

ARTICLE 14: POLITICAL EVENT

14.1 Notice

If any Political Event shall occur, Instadose Pharma or the Local Partner (the "**Notifying Party**") may give written notice to the other Party (the "**Notified Party**") within thirty (30) Business Days of the occurrence of such Political Event, which written notice shall contain reasonable particulars of such Political Event to the knowledge of the Notifying Party and its likely legal, economic and commercial consequences to the Notifying Party with a request of the Notified Party to assist in securing a remedy in respect thereof.

14.2 Cure Period

The Notified Party shall have sixty (60) Business Days from the date of receipt of notice under Article 14.1 to exert reasonable efforts to assist in effecting a remedy in respect of such Political Event which restores the economic or commercial position of the Notifying Party to the position the Notifying Party would have been in had such Political Event not occurred. If the Notified Party is unable to assist in effecting such a remedy within such period, the Parties shall consult within ten (10) days after expiration of such cure period with a view towards reaching a mutually satisfactory resolution of the situation during a subsequent period of sixty (60) days, which resolution may, among other things, involve an extension of the Joint Venture Term.

14.3 Excuse of Performance

If a Political Event delays or otherwise prevents the total or partial performance of any of the obligations of the Notifying Party under this Agreement, then the Notifying Party shall be excused from whatever performance is so affected and the Notified Party shall not be entitled to terminate this Agreement except as otherwise expressly provided herein. Notwithstanding the Political Event, the Notifying Party shall use its best efforts to continue to perform its obligations under this Agreement and to minimize any adverse effects of such Political Event.

14.4 No Excuse of Performance

The provisions of Article 14.3 shall not, however, excuse or release the Notifying Party from obligations due or performable under this Agreement prior to the occurrence of the Political Event or obligations not affected by the Political Event.

14.5 Continuation of Performance

Unless this Agreement shall have been terminated pursuant to Article 15.1(b) or Article 15.2(b) the Notifying Party shall continue their performance under this Agreement when the effects of the Political Event are removed.

ARTICLE 15: TERMINATION

15.1 Termination by Instadose Pharma

(a) Force Majeure

(i) If an event of Force Majeure shall occur and continue for an aggregate period of at least one hundred and eighty (180) days within any period of twenty-four (24) months to have any of the effects described in Article 13.2, then Instadose Pharma shall have the right to terminate this Agreement.

(ii) If an event of Force Majeure shall occur and the consequences thereof shall materially and adversely affect the economic or commercial position of Instadose Pharma from what it was on the Effective Date, or from what it is or what it would have been but for the occurrence of such event of Force Majeure and the consequences thereof, and such event and/or the consequences thereof continue for a period of at least one hundred and eighty (180) days from the date on which Instadose Pharma shall give written notice to the Local Partner, and Instadose Pharma shall, regardless of any insurance payable in respect thereof, have the right to terminate this Agreement.

(b) Political Event

Instadose Pharma shall have the right to terminate this Agreement in the event a Political Event shall occur and be continuing for a period of at least one hundred eighty (180) days from the date on which Instadose Pharma shall deliver written notice thereof to the Local Partner and the Local Partner shall not have been able to assist in reaching a mutually satisfactory remedy in respect of such Political Event.

(c) Material Breach by the Local Partner

The Local Partner shall have the right to terminate this Agreement in the event that Instadose Pharma commits any breach or material breach in respect of any of its obligations under this Agreement or any other agreement entered into by Instadose Pharma in relation to the joint venture, which breach (except as otherwise provided in the Agreement) has remained unremedied for sixty (60) Business Days or more after delivery of notice of such breach by the Local Partner to Instadose Pharma.

(d) Notice

If any one or more of the events set forth in Article 15.1 shall occur, Instadose Pharma may by written notice to the Local Partner, terminate this Agreement, which notice shall be effective ten (10) Business Days after delivery of such notice by Instadose Pharma.

15.2 Termination by the Local Partner

(a) Force Majeure

(i) If an event of Force Majeure shall occur and continue for an aggregate period of at least one hundred and eighty (180) days within any period of twenty-four (24) months to have any of the effects described in Article 13.2, then the Local Partner shall have the right to terminate this Agreement.

(ii) If an event of Force Majeure shall occur and the consequences thereof shall materially and adversely affect the economic or commercial position of the Local Partner from what it was on the Effective Date, or from what it is or what it would have been but for the occurrence of such event of Force Majeure and the consequences thereof, and such event and/or the consequences thereof continue for a period of at least one hundred and eighty (180) days from the date on which the Local Partner shall give written notice to Instadose Pharma, and the Local Partner shall, regardless of any insurance payable in respect thereof, have the right to terminate this Agreement.

(b) Political Event

The Local Partner shall have the right to terminate this Agreement in the event a Political Event shall occur and be continuing for a period of at least one hundred eighty (180) days from the date on which the Local Partner shall deliver written notice thereof to Instadose Pharma and Instadose Pharma shall not have been able to assist in reaching a mutually satisfactory remedy in respect of such Political Event.

(c) Material Breach by Instadose Pharma

The Local Partner shall have the right to terminate this Agreement in the event Instadose Pharma commits any material breach or default in respect of the performance of any of their obligations under this Agreement or any other agreement entered into by Instadose Pharma in connection with the Joint Venture, which breach or default (except as otherwise set forth in the Agreement) has continued unremedied for sixty (60) Business Days or more after delivery of notice of such breach or default by the Local Partner to Instadose Pharma.

(d) Notice

If any one or more of the events set forth in Article 15.2 shall occur, the Local Partner may, by written notice to Instadose Pharma, terminate this Agreement, which notice shall be effective ten (10) Business Days after delivery of such notice by the Local Partner.

15.3 **Effect of Termination**

(a) General

Subject to Instadose Pharma's and the Local Partner's rights on termination set forth in Article 15.1 and Article 15.2 respectfully, upon the Termination Date and subject and without prejudice to any rights of the Parties hereunder:

(i) this Agreement (other than Articles 12.1, 12.2, 15, 16, 17, 18, 19, 20.1, 20.2, 20.3, 20.5, 20.6, 20.8, 20.9, 20.10, and 20.13) shall cease to have effect, subject to all rights and obligations of the Parties existing prior to the Termination Date; and

(ii) the Joint Venture shall terminate.

(b) Instadose Pharma Rights on Termination or Joint Venture Expiry

Notwithstanding the effects of termination above, following the Termination Date or Expiry Date, the Parties shall be required to complete all of their respective obligations under any outstanding Supply Agreements for which a deposit has been paid to the Local Party.

(c) Termination Payments

In case of a termination of this Agreement in accordance with this Article 15:

(i) other than in the case of a termination arising from an event of Force Majeure, the Parties shall pay to one another all amounts required to be made in satisfaction of a party's indemnification obligations arising out of a breach of this Agreement (net of any proceeds of insurance if applicable); and

(ii) Instadose Pharma shall pay in accordance with the terms of this Agreement any outstanding Purchase Price to the Local Partner attributable to Joint Venture Outputs sold but not yet exported from Colombia prior to the Termination Date.

15.4 Termination Costs

Except as otherwise may be specifically provided in this Agreement, each Party shall bear its own costs and expenses incurred in carrying out its obligations under this Article 15.

ARTICLE 16: RESOLUTION OF DISPUTES AND INDEPENDENT EXPERT

16.1 Amicable Settlement

The Parties hereto will use their best efforts to settle amicably any disputes, controversy or claim arising out of or in connection with, or the breach, termination, invalidity or interpretation of, this Agreement (each, a "**Dispute**" for the purpose of this Article 16). In this connection, the Parties agree that their respective duly authorized representatives shall meet not less than once each calendar quarter during the Joint Venture Term for the purpose of attempting to settle by amicable agreement any and all Disputes then in existence between them. Any such settlement shall take effect only if reduced to writing and signed on behalf of the Parties.

16.2 Arbitration

Subject to Articles 16.3 and 16.4, any Dispute which cannot be settled amicably within thirty (30) days after receipt by one Party of the other Party's written request to do

so **may** be submitted by either Party to arbitration before an arbitral tribunal consisting of three (3) arbitrators applying the rules of England under the UNCITRAL Arbitration Rules then in effect and conducted in the English language in London, England, UK. The decision of any such arbitral tribunal shall be final, unappealable and binding on the Parties. The appointing authority shall be the International Chamber of Commerce (for the purposes of this Article 16, the "**ICC**") in accordance with the rules of the ICC as the appointing authority in UNCITRAL or other ad hoc arbitration proceedings then in effect.

16.3 Mediation via an Independent Expert

Subject to Articles 16.2 and 16.4, any Dispute which cannot be settled amicably within thirty (30) days after receipt by one Party of the other Party's written request to do so **may** be referred by either Party to an independent expert whose costs shall be borne equally by the Parties. In such event, the Party that declares to refer the Dispute to an independent expert or qualified mediator shall notify the other Party in writing of its decision whereupon the Parties shall endeavour in good faith to select the independent expert. If the Parties are not able to agree on an independent expert within thirty (30) days after receipt by the other Party of such notification, either Party may request that the independent expert be appointed by the ICC International Centre for Expertise in accordance with the provisions for the appointment as experts under the ICC Rules for Expertise then in effect with such mediation to be conducted in the English language in Toronto, Ontario, Canada. The decision of any independent expert appointed pursuant to this Article 16.3 shall be appealable to an arbitral tribunal appointed in accordance with the appointment procedures described in Article 16.2, unless the Parties have agreed in writing, prior to any such decision being rendered, that such decision shall be unappealable. In any event, the decision of any independent expert appointed pursuant to this Article 16.3 shall be appealable in the case of fraud or manifest error.

16.4 Continuation of Joint Venture

Notwithstanding anything herein to the contrary, during the pendency of any Dispute and the resolution thereof, the Parties shall continue to operate the Joint Venture.

16.5 Survival

This Article 16 shall survive the termination of this Agreement as necessary to resolve any Disputes arising out of, in connection with or relating to this Agreement and, notwithstanding any such termination, amounts owed under this Agreement by one Party to the other shall be paid in accordance with this Agreement.

ARTICLE 17: WAIVER OF IMMUNITY

17.1 Waiver

To the extent that any of the Parties may in any jurisdiction claim for itself or any of its revenues, assets or properties immunity from service of process, suit, jurisdiction,

arbitration or arbitral award, execution, attachment (whether in aid of execution, prior to judgment or award or otherwise) or other legal or judicial process or other remedy, and to the extent that in any such jurisdiction there may be attributed to such Party or any of its revenues, assets or properties, such immunity (whether or not claimed), such Party hereby irrevocably and unconditionally agrees not to claim and hereby irrevocably and unconditionally waives any such immunity to the fullest extent permitted by the laws of such jurisdiction.

17.2 Conclusive and Binding Award

Notwithstanding the provisions of Article 16.3, each of the Parties agrees that the final award against it in any proceedings of the nature referred to in Article 16 shall be conclusive and binding upon such Party and may be enforced in any other courts to the jurisdiction of which such Party is or may be subject by suit on the award, a certified or exemplified copy of which award shall be deemed to be conclusive evidence thereof and of the amount of its liability, or by any other means provided by law.

17.3 Irrevocable Consent

Each of the Parties hereby irrevocably and generally consents in respect of any legal action or proceedings arising out of or in connection with this Agreement to the giving of any relief or issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property, assets or revenues whatsoever (irrespective of their use or intended use) of any order, judgment or award which may be made or given in such action or proceeding.

17.4 Conclusive Written Evidence

Without limiting any of the foregoing provisions of Article 16.3 and this Article 17, each of the Parties agrees that in any suit, legal action or other proceedings brought in a court of Canada which arises out of or relates to this Agreement, any award which has been obtained against it in accordance with the provisions of Article 16 shall be deemed conclusive written evidence of the existence and the amount of the claim against it.

ARTICLE 18: CHANGES IN CONTROL

18.1 Prior Written Approval

From the Effective Date as well as for the duration of the Joint Venture Term, the Local Partner shall ensure that there is no Change in Control in the Local Partner without the prior written approval of Instadose Pharma.

18.2 No Interruption

Notwithstanding a Change of Control in the Local Partner approved by Instadose Pharma, the Joint Venture shall continue uninterrupted in accordance with the terms of

this Agreement with this Agreement remaining as a valid and legally binding contract between the Parties.

ARTICLE 19: NOTICES

19.1 Form of Notice

Any notice or correspondence to be given under this Agreement shall be in writing, in English, unless otherwise agreed and shall be delivered personally or sent by fax followed by the original delivered by hand.

19.2 Addresses for Notice

The addresses for Notices are as follows:

(a) If to Instadose Pharma:
5500 North Service Road, Suite 301
Burlington, Ontario L7L 6W6
Canada

Attention: Loren S. Greenspoon, Chief Legal Officer
Telephone: 1-905-218-3593 Ext. 120
E-mail: lgreenspoon@instadosepharma.com

(b) If to the Local Partner:

Investment and Ideas S.A.S.
CRA 7 # 156-10, Oficina 1907
Edificio, Punta Norte
Bogotá, Colombia

Attention: Henry Yusti Carrera, General Manager

Telephone: +57 321 395 6236
E-mail: henry.yusti@yodda.com.co

19.3 A notice sent by one Party to another Party shall be deemed to be received:

(a) on the same day, if delivered by hand; or

(b) on the same day of transmission if sent by e-mail or telefax and if sent by telefax with receipt confirming completion of transmission.

19.4 Either Party may change its nominated address to another address by prior written notice to the other Party.

ARTICLE 20: MISCELLANEOUS

20.1 Primacy of this Agreement

This Agreement shall govern all aspects of, and all contractual relationships relating to, the subject matter hereof. Each Party shall ensure that the execution by such Party after the Effective Date or any other agreement relating to the Joint Venture will not cause such Party to be in breach of its obligations under this Agreement.

20.2 Entire Agreement

(a) Except where expressly provided otherwise in this Agreement, this Agreement constitutes the entire agreement between the Parties in connection with the Joint Venture and supersedes all prior representations, communications, negotiations, and understandings between the Parties concerning the subject matter of this Agreement.

(b) Each of the Parties acknowledges that:

(i) it does not enter into this Agreement on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made or agreed to by any person (whether a Party to this Agreement or not) except those expressly contained in or referred to in this Agreement, and the only remedy available in respect of any misrepresentation or untrue statement made to it shall be a remedy available under this Agreement;

(ii) this Article shall not apply to any statement, representation or warranty made fraudulently, or to any provision of this Agreement, which was induced by fraud, for which the remedies available shall be all those available under the law governing this Agreement; and

(iii) in the event of any conflict between this Agreement and any document, contract or agreement in respect of the Joint Venture, the provisions of this Agreement will prevail.

20.3 Confidentiality

(a) Each Party shall keep in confidence all Confidential Information, supplied to it by or on behalf of another Party relating to the Joint Venture and shall not disclose the same in any manner without the prior written consent of the disclosing Party other than (a) in the case of Instadose Pharma, as reasonably necessary to its advisors, consultants, insurers, Sub-contractors for the purpose of seeking financial and other assistance for the purpose of performing its obligations hereunder, (b) as it may necessarily be required

to disclose pursuant to the Laws of appropriate Relevant Authorities, (c) as it may reasonably be required to disclose to any independent expert appointed pursuant to Article 16.3 to enable the independent expert to perform its duties hereunder; provided that nothing in this Article 20.3 shall limit a Party's right to use such documents and information in circumstances where this Agreement has been terminated in accordance with Article 16. For the avoidance of doubt, each Party shall be liable for any breach of the confidentiality undertaking contained in this Article 20.3 and the impermissible disclosure of Confidential Information by any of its affiliates, consultants, advisors, or agents.

(b) The Parties understand and agree that no disclosure of any Confidential Information pertaining to the Joint Venture shall be made publicly (whether by press release, website posting, or any other means of disclosure) absent the consent of all of the Parties in writing.

20.4 **Variations in Writing**

Any and all additions, amendments and variations to this Agreement shall be binding only if legally allowable and formalized in writing and consistent with the original objectives of this Agreement, being signed by a duly authorized representative of each of the Parties and attached to this Agreement.

20.5 **Time and Indulgence**

(a) No waiver by any Party of any default by any other Party in the performance of any of the provisions of this Agreement:

(i) shall operate or be construed as a waiver of any other or further default whether of a like or different character, or

(ii) shall be effective unless in writing duly executed by an authorized representative of such Party.

(b) The failure by any Party to insist on any occasion upon the performance of the terms, conditions and provisions of this Agreement or time or other indulgence granted by one Party to any other shall not thereby act as a waiver of such breach or acceptance of any variation.

(c) Any time or other indulgence allowed by one Party to any other in which to perform its duties and obligations hereunder or to remedy any breach hereof shall not be, and shall not be construed as, a waiver by the Party giving such time or indulgence of any of its rights hereunder. Any such time or indulgence or waiver may be on and subject to such terms and conditions as the Party giving it may specify and shall be without prejudice to that

Party's then accrued rights except to the extent expressly varied in such time, indulgence or waiver.

20.6 Penalties and Interest

Any Party in default of payment of any amount due hereunder shall pay interest thereon at a rate of three percent (3%) per annum. Such interest shall be computed on a daily basis from the due date until the relevant amount together with accrued interest is fully paid by the defaulting Party.

20.7 No Third Party Beneficiaries

This Agreement is made exclusively for the benefit of the Parties, and no third party shall have any rights hereunder or be deemed to be a beneficiary hereof, except as may be expressly provided herein.

20.8 Severability

(a) If any provision of this Agreement is or becomes wholly or partly invalid, illegal or unenforceable:

   (i) the validity, legality, and enforceability of the remaining provisions shall continue in force unaffected; and

   (ii) the Parties shall meet as soon as possible and negotiate in good faith upon a replacement provision that is legally valid and that is nearly as possible achieves the objectives of this Agreement and produces an equivalent economic effect.

(b) A replacement provision shall apply as of the date that the replaced provision had become invalid, illegal or unenforceable. If the Parties cannot reach agreement in good faith, any Party may invoke the dispute resolution procedure of Article 16 hereof, and the arbitral tribunal or independent expert, as applicable, shall have the authority to determine a replacement provision that is legally valid and that as nearly as possible achieves the objectives of this Agreement and produces an equivalent economic effect.

20.9 Language

(a) All notices, correspondence or other communications between the Parties in respect of this Agreement or otherwise in respect of the Joint Venture shall be in either English or Spanish.

(b) This Agreement is made in both the English and Spanish language. In the event of any conflict between the English language and Spanish language version, the English language version shall control.

20.10 **Limitation of Liability**

Except to the extent forming part of any indemnities or other payment obligations given or contained in Article 6, no Party shall be liable to any other Party either by way of indemnity or otherwise for any indirect or consequential loss or damage in connection with or arising out of the performance by such Party of its obligations under this Agreement or any failure of such Party to perform such obligations (including, without limitation, loss of use of any of the Joint Venture Facilities, loss of profit or revenue and cost of capital).

20.11 **Exclusive Remedies**

Except as and to the extent specifically set forth in this Agreement, no Party shall be entitled to any other rights to damages or to any other rights under contract, tort, or otherwise in relation to any breach of or default under this Agreement by any other Party.

20.12 **Assignment**

From the Effective Date as well as for the duration of the Joint Venture Term, no Party shall be prohibited from assigning any of its rights under this Agreement without the prior written approval of the other Parties, which approval shall not be withheld, provided that no such assignment results in an immediate breach of this Agreement.

20.13 **Governing Law**

The rights and obligations of the Parties under or pursuant to this Agreement shall be governed by and construed in accordance with the laws of Canada and the Province of Ontario, Canada, without regard to any conflict of law principles or provisions thereof.

[signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed by the fully authorized representatives of the Parties on the day, month and year first above written.

INSTADOSE PHARMA CORP.

By: ______________________________
Grant F. Sanders, CEO

INVESTMENT AND IDEAS S.A.S.

By: ______________________________
Henry Yusti Carrera, General Manager